Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

SETTLEMENT REACHED WITH MAINE’S OFFICE OF THE PUBLIC ADVOCATE
AND ADVOCACY STAFF OF THE PUBLIC UTILITIES COMMISSION

CHARLOTTE, N.C. (December 13, 2007) – FairPoint Communications, Inc. (NYSE: FRP), a leading provider of communications services to rural and small urban communities across the country, today announced an agreement has been reached with several parties regarding FairPoint’s proposed transaction to acquire Verizon’s wireline operations in Maine. A decision on this transaction in Maine will be issued by the Maine Public Utilities Commission (PUC). FairPoint’s acquisition of Verizon’s wireline operations in Maine is part of a larger previously announced transaction in which FairPoint would contemporaneously acquire Verizon’s wireline operations in New Hampshire and Vermont.

This settlement includes several parties in addition to FairPoint, including Verizon New England Inc., the Advocacy Staff of the Maine PUC, the Office of the Public Advocate in Maine, Cornerstone Communications, LLC, Biddeford Internet Corp d/b/a Great Works Internet, and Oxford Networks.

Several key conditions that were agreed to include the following:

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High-Speed Internet Addressability: FairPoint commits to expand its broadband initiative currently on record in Maine with a five-year, $40 million investment.  This, combined with the previously announced $17.55 million investment, is expected to allow FairPoint to achieve a 90 percent addressability rate within a five-year period.

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Financial Strength: The agreed-upon conditions will improve FairPoint’s expected financial position by reducing the post-merger, combined company’s debt.  FairPoint has agreed to accept a condition requiring a reduction in the anticipated post-merger dividend rate of 35 percent, beginning with the first full quarterly dividend to be paid after the merger closing date. The company would not be allowed to increase its dividend until certain financial conditions are met. FairPoint will deploy the approximately $49.7 million resulting from this dividend reduction annually to permanently reduce the amount of debt incurred as part of the transaction. Also, as part of the settlement, Verizon will provide at or before closing a contribution to the Verizon subsidiary merging into FairPoint (Spinco) that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the distribution agreement as of today. It is anticipated that this additional contribution from Verizon New England will result in debt reduction and will facilitate investment in infrastructure and improved services

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Employee Matters: FairPoint has already agreed to honor existing collective bargaining agreements with respect to matters that are within FairPoint’s control and is willing to extend such agreements on generally the same conditions in the current agreements for a period of at least two years. Previously, FairPoint announced the creation of 280 new positions in Maine. Additionally, FairPoint will offer employment opportunities to the Verizon employees who currently work at the Verizon Directory Assistance bureau in Bangor, which is due to close in the first half of 2008.

This settlement also addresses and proposes a resolution of all issues associated with the pending Verizon Maine Alternative Form of Regulation (AFOR) proceedings.

The settlement agreement document has been filed with the Maine Public Utilities Commission.

In addition to approval of the Maine Public Utilities Commission, completion of the transactions between FairPoint and Verizon is conditioned, among other things, upon approval from the New Hampshire Public Utilities Commission, the Vermont Public Service Board and the Federal Communications Commission.

About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to rural and small urban communities across the country. Today, FairPoint owns and operates 30 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, video and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read this document and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.